Exhibit 99.1

CPSI Announces Fourth Quarter and Year-End 2017 Results

MOBILE, Ala.--(BUSINESS WIRE)--February 8, 2018--CPSI (NASDAQ: CPSI):

Highlights for Fourth Quarter 2017:

  Revenues of $78.1 million;
  12-month backlog of $253.8 million;
  Quarterly bookings of $19.8 million;
  GAAP results inclusive of $28.0 million non-cash goodwill impairment charge related to our post-acute care business;
  GAAP loss per diluted share of $1.57 and non-GAAP earnings per diluted share of $0.63;
  GAAP net loss of $21.5 million and Adjusted EBITDA of $15.3 million;
  Cash provided by operations of $5.3 million; and
  Quarterly dividend of $0.10 per share.

CPSI (NASDAQ: CPSI), a community healthcare solutions company, today announced results for the fourth quarter and twelve months ended December 31, 2017.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.10 per share, payable on March 9, 2018, to stockholders of record as of the close of business on February 22, 2018.

Total revenues for the fourth quarter ended December 31, 2017, were $78.1 million, compared with total revenues of $64.6 million for the prior-year fourth quarter. Inclusive of a $28.0 million non-cash goodwill impairment charge related to the Company’s post-acute care business, net loss for the quarter ended December 31, 2017, was $21.5 million, or $1.57 per diluted share, compared with net income of $2.0 million, or $0.15 per diluted share, for the quarter ended December 31, 2016. Cash provided by operations for the fourth quarter was $5.3 million, compared with cash used by operations of $468,000 for the prior-year period.

Total revenues for the year ended December 31, 2017, were $276.9 million, compared with total revenues of $267.3 million for the prior year. Inclusive of the aforementioned non-cash goodwill impairment charge, net loss for the year ended December 31, 2017, was $17.4 million, or $1.27 per diluted share, compared with net income of $3.9 million, or $0.29 per diluted share, for the year ended December 31, 2016. Cash provided by operations for 2017 was $23.6 million, compared with $2.1 million for the prior year.

“Our fourth quarter financial performance was strong from both a revenue and non-GAAP earnings perspective,” said Boyd Douglas, president and chief executive officer of CPSI.

“Looking back over 2017, we are very proud of the continued affirmation that the value we bring to the community healthcare market is making a real difference. This past year, we launched the CPSI Rural Accountable Care Organization (ACO) program, experienced continued revenue growth with TruBridge and had record bookings performance in three of the four quarters. These bookings included a number of returning clients, and resulted in 10.5% bookings growth across our family of companies in 2017.

“These developments have helped to steady our operations and support CPSI and our family of companies as we continue to evolve. With our eye toward the long-term health and growth of our company, we also took important steps to enhance our corporate governance structure and strategy. With the addition of three new members in the fourth quarter, we have expanded the talent, financial expertise and industry experience of our board of directors. We look forward to 2018, as we are well positioned to capitalize on new growth opportunities that will help us deliver on our shared vision of creating healthier, financially stronger and more vibrant communities,” added Douglas.

Commenting on the Company’s financial performance for the quarter, Matt Chambless, chief financial officer of CPSI, stated, “Our continued execution around the meaningful use program and consistent success with TruBridge offerings propelled the fourth quarter to all-time highs in terms of revenues. These results translated into non-GAAP EPS and Adjusted EBITDA that were their highest level since our acquisition of Healthland in January 2016. These high marks in profitability were achieved despite elevated general and administrative expenses, including increased bad debt estimates for balance sheet risk related to financing receivables and increased health claims volumes and severity While accounting rules required us to record a non-cash goodwill impairment charge of $28.0 million related to our post-acute care business, and bookings volatility casted a bit of a shadow, we are proud of the fourth quarter’s results and excited about our trajectory as we enter 2018.

“Looking back on the year, we were able to deliver on our commitment of revenue and non-GAAP profitability growth for 2017 and make significant, smart changes to our capital allocation strategy that will allow for greater flexibility for investment in CPSI’s future growth,” said Chambless.

CPSI will hold a live webcast to discuss fourth quarter and year-end 2017 results today, Thursday, February 8, 2018, at 4:30 p.m. Eastern time. A 30-day online replay will be available approximately one hour following the conclusion of the live webcast. To listen to the live webcast or access the replay, visit the Company’s website, www.cpsi.com.

About CPSI

CPSI is a leading provider of healthcare solutions and services for community hospitals plus other healthcare systems and post-acute care facilities. Founded in 1979, CPSI is the parent of four companies – Evident, LLC, TruBridge, LLC, Healthland Inc. and American HealthTech, Inc. Our combined companies are focused on helping improve the health of the communities we serve, connecting communities for a better patient care experience, and improving the financial operations of our customers. Evident provides comprehensive EHR solutions and services for community hospitals and their affiliated clinics. TruBridge focuses on providing business, consulting and managed IT services along with its complete RCM solution for all care settings. Healthland provides integrated technology solutions and services to small rural and critical access hospitals. American HealthTech is one of the nation’s largest providers of financial and clinical technology solutions and services for post-acute care facilities. For more information, visit www.cpsi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potential,” “may,” “continue,” “should,” “will” and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, leverage ratio, margins, costs, expenditures, cash flows, growth rates, the Company’s level of recurring and non-recurring revenue and backlog, the Company’s shareholder returns and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry, including the potential effects of the federal healthcare reform legislation enacted in 2010, and implementing regulations, on the businesses of our hospital customers; government regulation of our products and services and the healthcare and health insurance industries, including changes in healthcare policy affecting Medicare and Medicaid reimbursement rates and qualifying technological standards; changes in customer purchasing priorities, capital expenditures and demand for information technology systems; saturation of our target market and hospital consolidations; general economic conditions, including changes in the financial and credit markets that may affect the availability and cost of credit to us or our customers; our substantial indebtedness, and our ability to incur additional indebtedness in the future; our potential inability to generate sufficient cash in order to meet our debt service obligations; restrictions on our current and future operations because of the terms of our senior secured credit facilities; market risks related to interest rate changes; our ability to successfully integrate the businesses of Healthland, American HealthTech and Rycan with our business and the inherent risks associated with any potential future acquisitions; our ability to remediate a material weakness in our internal control over financial reporting; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new or enhance current technology and products in response to market demands; failure of our products to function properly resulting in claims for losses; breaches of security and viruses in our systems resulting in customer claims against us and harm to our reputation; failure to maintain customer satisfaction through new product releases or enhancements free of undetected errors or problems; interruptions in our power supply and/or telecommunications capabilities, including those caused by natural disaster; our ability to attract and retain qualified customer service and support personnel; failure to properly manage growth in new markets we may enter; misappropriation of our intellectual property rights and potential intellectual property claims and litigation against us; changes in accounting principles generally accepted in the United States; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. Relative to our dividend policy, the payment of cash dividends is subject to the discretion of our Board of Directors and will be determined in light of then-current conditions, including our earnings, our leverage, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our Board of Directors. In the future, our Board of Directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.

COMPUTER PROGRAMS AND SYSTEMS, INC. Unaudited Condensed Consolidated Statements of Operations (In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Sales revenues:
System sales and support	$54,998	$44,136	$188,261	$185,665
TruBridge	23,065	20,415	88,666	81,607
Total sales revenues	78,063	64,551	276,927	267,272

Costs of sales:
System sales and support	19,373	19,280	75,994	84,356
TruBridge	13,309	11,780	49,636	45,656
Total costs of sales	32,682	31,060	125,630	130,012

Gross profit	45,381	33,491	151,297	137,260

Operating expenses:
Product development	10,174	8,855	37,761	32,621
Sales and marketing	9,760	6,853	33,021	27,194
General and administrative	12,964	11,089	46,923	52,888
Amortization of acquisition-related intangibles	2,601	2,602	10,406	10,182
Goodwill impairment	28,000	-	28,000	-
Total operating expenses	63,499	29,399	156,111	122,885

Operating income (loss)	(18,118)	4,092	(4,814)	14,375

Other income (expense):
Other income (expense)	(1,175)	100	(933)	220
Interest expense	(1,928)	(1,781)	(7,736)	(6,609)
Total other expense	(3,103)	(1,681)	(8,669)	(6,389)

Income (loss) before taxes	(21,221)	2,411	(13,483)	7,986
Provision for income taxes	316	410	3,933	4,053
Net income (loss)	$(21,537)	$2,001	$(17,416)	$3,933

Net income (loss) per common share – basic and diluted	$(1.57)	$0.15	$(1.27)	$0.29

Weighted average shares outstanding used in per common share computations – basic and diluted	13,450	13,347	13,419	13,255

COMPUTER PROGRAMS AND SYSTEMS, INC. Condensed Consolidated Balance Sheets (In thousands, except per share data)

	Dec. 31, 2017	Dec. 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$520	$2,220
Accounts receivable, net of allowance for doubtful accounts of $2,654 and $2,370, respectively	38,061	31,812
Financing receivables, current portion, net	15,055	5,459
Inventories	1,417	1,697
Prepaid income taxes	-	567
Prepaid expenses and other	2,824	2,794
Total current assets	57,877	44,549

Property and equipment, net	11,692	13,439
Financing receivables, net of current portion	11,485	5,595
Intangible assets, net	96,713	107,118
Goodwill	140,449	168,449
Total assets	$318,216	$339,150

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,620	$6,841
Current portion of long-term debt	5,820	5,817
Deferred revenue	8,707	5,840
Accrued vacation	3,794	3,650
Income taxes payable	810	-
Other accrued liabilities	14,098	8,797
Total current liabilities	40,849	30,945

Long-term debt, less current portion	136,614	146,989
Deferred tax liabilities	4,667	3,246
Total liabilities	182,130	181,180

Stockholders’ equity:
Common stock, $0.001 par value; 30,000 shares authorized; 13,760 and 13,533 shares issued and outstanding, respectively	14	13
Additional paid-in capital	155,078	147,911
Retained earnings	(19,006)	10,046
Total stockholders’ equity	136,086	157,970
Total liabilities and stockholders’ equity	$318,216	$339,150

COMPUTER PROGRAMS AND SYSTEMS, INC. Unaudited Condensed Consolidated Statements of Cash Flows (In thousands)

	Twelve Months Ended December 31,
	2017	2016
Operating activities:
Net income (loss)	$(17,416)	$3,933
Adjustments to net income (loss):
Provision for bad debt	3,421	2,259
Deferred taxes	1,421	3,672
Stock-based compensation	7,166	5,366
Excess tax benefit from stock-based compensation	-	(210)
Depreciation	2,473	3,062
Intangible amortization	10,406	10,182
Amortization of deferred finance costs	645	673
Goodwill impairment	28,000	-
Loss on extinguishment of debt	1,340	-
Changes in operating assets and liabilities:
Accounts receivable	(7,847)	(3,927)
Financing receivables	(17,308)	1,514
Inventories	280	14
Prepaid expenses and other	(30)	1,787
Accounts payable	779	(5,588)
Deferred revenue	2,867	(13,662)
Other liabilities	6,069	(7,250)
Prepaid income taxes	1,377	280
Net cash provided by operating activities	23,643	2,105

Investing activities:
Purchases of property and equipment	(726)	(39)
Purchase of business, net of cash received	-	(162,611)
Sale of investments	-	10,861
Net cash used in investing activities	(726)	(151,789)

Financing activities:
Dividends paid	(11,636)	(25,092)
Proceeds from long-term debt	777	156,397
Payments of long-term debt	(13,134)	(5,196)
Payments of contingent consideration	(625)	(500)
Proceeds from stock option exercise	1	1,134
Excess tax benefit from stock-based compensation	-	210
Net cash provided by (used in) financing activities	(24,617)	126,953

Net decrease in cash and cash equivalents	(1,700)	(22,731)

Cash and cash equivalents, beginning of period	2,220	24,951
Cash and cash equivalents, end of period	$520	$2,220

COMPUTER PROGRAMS AND SYSTEMS, INC. Unaudited Other Supplemental Information Consolidated Bookings (In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
System sales and support(1)	$14,284	$22,861	$77,482	$76,306
TruBridge(2)	5,511	7,761	31,435	22,299
Total	$19,795	$30,622	$108,917	$98,605

(1)	Generally calculated as the total contract price (for system sales) and annualized contract value (for support).
(2)	Generally calculated as the total contract price (for non-recurring, project-related amounts) and annualized contract value (for recurring amounts).

COMPUTER PROGRAMS AND SYSTEMS, INC. Unaudited Reconciliation of Non-GAAP Financial Measures (In thousands)

Adjusted EBITDA	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net income (loss), as reported	$(21,537)	$2,001	$(17,416)	$3,933
Deferred revenue and other acquisition-related adjustments	-	-	-	2,226
Depreciation expense	528	640	2,473	3,062
Amortization of acquisition-related intangible assets	2,601	2,601	10,406	10,182
Stock-based compensation	2,146	1,343	7,166	5,366
Transaction-related costs	3	77	27	8,164
Non-recurring severance	91	-	2,353	-
Goodwill impairment charges	28,000	-	28,000	-
Interest expense and other, net	3,103	1,682	8,669	6,389
Provision for income taxes	316	410	3,933	4,053
Adjusted EBITDA	$15,251	$8,754	$45,611	$43,375

The performance measure of Adjusted EBITDA, as presented above, excludes the cash benefits derived from the utilization of net operating loss carryforwards acquired in the Healthland acquisition (“NOL Utilization”), which is included as an adjustment to net income in order to calculate Consolidated EBITDA per the terms of our credit facility. NOL Utilization was approximately $0.6 million and $6.0 million, respectively, for the three and twelve months ended December 31, 2017, compared to effectively zero and $5.0 million for the three and twelve months ended December 31, 2016.

COMPUTER PROGRAMS AND SYSTEMS, INC. Unaudited Reconciliation of Non-GAAP Financial Measures (In thousands, except per share data)

Non-GAAP Net Income and Non-GAAP Earnings Per Share (“EPS”)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net income (loss), as reported	$(21,537)	$2,001	$(17,416)	$3,933
Pre-tax adjustments for Non-GAAP EPS:
Deferred revenue and other acquisition-related adjustments	-	-	-	2,226
Amortization of acquisition-related intangible assets	2,601	2,601	10,406	10,182
Stock-based compensation	2,146	1,343	7,166	5,366
Transaction-related costs	3	77	27	8,164
Non-recurring severance	91	-	2,353	-
Non-cash interest expense	98	172	645	673
Loss on extinguishment of debt	1,340	-	1,340	-
Goodwill impairment charges	28,000	-	28,000	-
After-tax adjustments for Non-GAAP EPS:
Tax-effect of pre-tax adjustments, at 35%	(2,198)	(1,468)	(7,678)	(9,314)
Tax-effect of non-deductible transaction-related costs	-	-	-	1,410
Tax shortfall from stock-based compensation	72	-	1,155	-
Tax reform effects	(1,890)	-	(1,890)	-
Valuation allowance for state NOLs	(304)		(304)
Non-GAAP net income	$8,422	$4,726	$23,804	$22,640
Weighted average shares outstanding, diluted	13,450	13,347	13,419	13,255
Non-GAAP EPS	$0.63	$0.35	$1.77	$1.71

Explanation of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States of America, or “GAAP.” However, management believes that, in order to properly understand our short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash or non-recurring items, when used as a supplement to financial performance measures that are prepared in accordance with GAAP. These items result from facts and circumstances that vary in frequency and impact on continuing operations. Management uses these non-GAAP financial measures in order to evaluate the operating performance of the Company and compare it against past periods, make operating decisions, and serve as a basis for strategic planning. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by eliminating certain non-cash expenses and other items that management believes might otherwise make comparisons of our ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management’s ability to make useful forecasts. In addition, management understands that some investors and financial analysts find these non-GAAP financial measures helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors.

As such, to supplement the GAAP information provided, we present in this press release the following non-GAAP financial measures: Adjusted EBITDA, Non-GAAP net income, and Non-GAAP earnings per share (“EPS”).

We calculate each of these non-GAAP financial measures as follows:

  Adjusted EBITDA – Adjusted EBITDA consists of GAAP net income (loss) as reported and adjusts for: (i) deferred revenue and other adjustments arising from purchase allocation adjustments related to the Healthland acquisition; (ii) depreciation; (iii) amortization of acquisition-related intangible assets; (iv) stock-based compensation; (v) non-recurring expenses and transaction-related costs; (vi) goodwill impairment charges; (vii) interest expense and other, net; and (viii) the provision for income taxes.
  Non-GAAP net income – Non-GAAP net income consists of GAAP net income (loss) as reported and adjusts for (i) deferred revenue and other adjustments arising from purchase allocation adjustments related to the Healthland acquisition; (ii) amortization of acquisition-related intangible assets; (iii) stock-based compensation; (iv) non-recurring expenses and transaction-related costs; (v) non-cash charges to interest expense and other; (vi) loss on extinguishment of debt; (vii) goodwill impairment charges; and (viii) the total tax effect of items (i) through (vii). Adjustments to Non-GAAP net income also include the after-tax effect of non-deductible transaction-related costs, the effects of recent tax reform legislation, and changes in valuation allowances for certain state NOLs acquired in the Healthland acquisition.
  Non-GAAP EPS – Non-GAAP EPS consists of Non-GAAP net income, as defined above, divided by weighted average shares outstanding (diluted) in the applicable period.

Certain of the items excluded or adjusted to arrive at these non-GAAP financial measures are described below:

  Deferred revenue and other adjustments - Deferred revenue and other adjustments includes acquisition-related deferred revenue adjustments, which reflect the fair value adjustments to deferred revenues acquired in business acquisitions. The fair value of deferred revenue represents an amount equivalent to the estimated cost plus an appropriate profit margin, to perform services related to the acquiree’s software and product support, which assumes a legal obligation to do so, based on the deferred revenue balances as of the acquisition date. We add back deferred revenue and other adjustments for non-GAAP financial measures because we believe the inclusion of this amount directly correlates to the underlying performance of our operations.
  Amortization of acquisition-related intangible assets - Acquisition-related amortization expense is a non-cash expense arising primarily from the acquisition of intangible assets in connection with acquisitions or investments. We exclude acquisition-related amortization expense from non-GAAP financial measures because we believe (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contributed to revenue in the periods presented and will contribute to future revenue generation, and the related amortization expense will recur in future periods.
  Stock-based compensation - Stock-based compensation expense is a non-cash expense arising from the grant of stock-based awards. We exclude stock-based compensation expense from non-GAAP financial measures because we believe (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expenses can vary significantly between periods as a result of the timing and valuation of grants of new stock-based awards, including grants in connection with acquisitions. Investors should note that stock-based compensation is a key incentive offered to employees whose efforts contributed to the operating results in the periods presented and are expected to contribute to operating results in future periods, and such expense will recur in future periods.
  Non-recurring expenses and transaction-related costs - Non-recurring expenses relate to certain severance and other charges incurred in connection with activities that are considered one-time. Transaction-related costs are the non-recurring costs related to specific acquisitions (such as the Healthland acquisition). We exclude non-recurring expenses and transaction-related costs from non-GAAP financial measures because we believe (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expenses can vary significantly between periods.
  Goodwill impairment charges – Goodwill impairment charges are non-cash expenses that are the result of annual (and, if necessary, more frequently than annual) impairment tests required by GAAP. These impairment tests are required to be on a per-reporting-unit basis, with our accounting policy elections resulting in any impairment being the result of the reporting unit carrying value exceeding the estimated fair value. We exclude these non-cash goodwill impairment charges because we believe (i) such items are largely non-recurring in nature and (ii) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations.
  Non-cash charges to interest expense and other - Non-cash charges to interest expense and other includes amortization of deferred debt issuance costs. We exclude non-cash charges to interest expense and other from non-GAAP financial measures because we believe these non-cash amounts relate to specific transactions and, as such, may not directly correlate to the underlying performance of our business operations.
  After-tax effect of non-deductible transaction-related costs – Certain transaction costs incurred in the Healthland acquisition are non-deductible for federal income tax purposes as they are considered facilitative costs of the specific transaction. Similar to the treatment of non-recurring expenses and transaction-related costs, we exclude the after-tax effect of non-deductible transaction-related costs from non-GAAP net income because we believe (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expenses can vary significantly between periods.
  Tax shortfall (excess tax benefit) from stock-based compensation – ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, became effective for the Company during the first quarter of 2017 and changes the treatment of tax shortfall and excess tax benefits arising from stock-based compensation arrangements. Prior to ASU 2016-09, these amounts were recorded as an increase (for excess benefits) or decrease (for shortfalls) to additional paid-in capital. With the adoption of ASU 2016-09, these amounts are now captured in the period’s income tax expense. We exclude this component of income tax expense from non-GAAP financial measures because we believe (i) the amount of such expenses or benefits in any specific period may not directly correlate to the underlying performance of our business operations; (ii) such expenses or benefits can vary significantly between periods as a result of the valuation of grants of new stock-based awards, the timing of vesting of awards, and periodic movements in the fair value of our common stock; and (iii) excluding these amounts assists in the comparability between current period results and results during periods prior to the adoption of ASU 2016-09.
  Tax reform effects – The enactment of the Tax Cuts and Jobs Act on December 22, 2017 resulted in a one-time adjustment to deferred tax positions carried on our balance sheet to reflect the reduced federal tax rate at which these temporary items are expected to reverse, with a resulting non-recurring impact to that period’s income tax expense. We exclude tax reform’s effects on income tax expense from non-GAAP net income because we believe (i) such amounts are nonrecurring in nature and (ii) are not indicative of that period’s underlying performance or ongoing operations.
  Valuation allowance for state NOLs – As part of the Healthland acquisition, we acquired certain state NOLs for which a valuation allowance was established in purchase accounting related to states which do not permit consolidated returns and for which projected taxable income results in a conclusion that some of these NOLs will expire unused. We exclude the impact on our periodic income tax expense arising from changes in these valuation allowances as we believe (i) such amounts are nonrecurring in nature and (ii) are not indicative of that period’s underlying performance or ongoing operations.

Management considers these non-GAAP financial measures to be important indicators of our operational strength and performance of our business and a good measure of our historical operating trends, in particular the extent to which ongoing operations impact our overall financial performance. In addition, management may use Adjusted EBITDA, Non-GAAP net income and/or Non-GAAP EPS to measure the achievement of performance objectives under the Company’s stock and cash incentive programs. Note, however, that these non-GAAP financial measures are performance measures only, and they do not provide any measure of cash flow or liquidity. Non-GAAP financial measures are not alternatives for measures of financial performance prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures presented by other companies, limiting their usefulness as comparative measures. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Additionally, there is no certainty that we will not incur expenses in the future that are similar to those excluded in the calculations of the non-GAAP financial measures presented in this press release. Investors and potential investors are encouraged to review the “Unaudited Reconciliation of Non-GAAP Financial Measures” above.

CONTACT:
CPSI
Tracey Schroeder, 251-639-8100
Chief Marketing Officer
Tracey.schroeder@cpsi.com